RYAN'S FAMILY STEAK HOUSES, INC.
                    MAY SALES INFORMATION

                      -----------------

Ryan's Family Steak Houses, Inc. (NASDAQ:RYAN) today announced that same-store sales for the 4-week period ended June 3, 1998 ("May") increased by 0.1%. Details follow:

                                        May 1998
                                      (Unaudited)

  Total sales                       $51,290,000
  Increase from prior year                  +5%

  Average unit sales:
  Same-store (open at least 18 mos.)      +0.1%
  All-store (all Ryan's units)            +0.1%


At  June  3,  1998, the Company owned and operated  276
Ryan's.

The  Company's  next accounting period  consists  of  4
weeks, ending on July 1, 1998.